Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

                                                     Contacts:
Fifth Avenue & 57th Street                           James N. Fernandez
New York, N.Y. 10022                                 (212) 230-5315
                                                     Mark L. Aaron
                                                     (212) 230-5301


                TIFFANY'S SALES AND EARNINGS UP IN FIRST QUARTER;
                DILUTED E.P.S. ROSE TO $0.24 FROM $0.22 LAST YEAR

NEW YORK, May 14, 2003 - Tiffany & Co. (NYSE-TIF) today reported that its sales in the first quarter ended April 30, 2003 rose 14% due to growth in U.S. and international markets. On a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales rose 10% and comparable worldwide store sales rose 0.4%. Net earnings growth of 10% was in line with the Company's expectations.

In the three months ended April 30, 2003, net sales increased 14% to $395,839,000, compared with $347,129,000 in the prior year. Net earnings rose 10% to $35,863,000, or 24 cents per diluted share, compared with $32,709,000, or 22 cents per diluted share, a year ago.

Michael J. Kowalski, chairman and chief executive officer, said, "We view these results as confirmation that, despite external challenges during the quarter, Tiffany's consistent focus on its proven, long-term growth strategies is sound."

Sales in Tiffany's four channels of distribution were as follows:

o U.S. Retail sales in the first quarter rose 5% to $173,586,000, versus $165,670,000 in 2002's first quarter. Comparable store sales increased 2%, due to 3% growth in U.S. branch store sales that was partially offset by a 5% decline in Tiffany's New York flagship store. The comparable store sales increase was due to a modest increase in the average transaction amount. In the first quarter, the Company opened a new store in Coral Gables, Florida

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

         and converted a wholesale-trade location in Guam to a company-operated TIFFANY & CO. retail store.

o International Retail sales of $165,524,000 in the first quarter were 12% higher than $147,638,000 a year ago. On a constant-exchange-rate basis, sales rose 3% in the quarter; on that basis, comparable retail store sales declined 3% in Japan (total retail sales in Japan increased 2%),declined 0.4% in other Asia-Pacific markets (including a 1%increase in Hong Kong), and increased 7% in Europe. Sales declined in Canada and rose in Latin America. During the quarter, the Company opened two department-store retail locations and relocated an older one in Japan and opened a new retail location in Korea.

o Direct Marketing sales rose 10% to $37,283,000 in the first quarter, compared with $33,821,000 a year ago. Combined Internet/catalog sales increased 22% due to continued strength in e-commerce sales, while Business sales declined 3%.

o The Specialty Retail channel primarily reflects the consolidated net sales of Little Switzerland, Inc. stores, which the Company acquired in October 2002. Sales were $19,446,000 in the first quarter.

In the quarter, gross margin (gross profit as a percentage of net sales) of 58.0% was lower, as expected, than 59.5% in the prior year, largely due to the consolidation of Little Switzerland and, to a lesser extent, changes in product and channel sales mix. The expense ratio (selling, general and administrative expenses (SG&A) as a percentage of net sales) increased over the prior year, as expected, and was 43.1% versus 42.6%.

The Company's financial position remained strong at the end of the quarter. Net-debt leverage was 16% at April 30, 2003 compared with 11% a year ago. Net inventories rose 17% to $765,780,000, due to the opening of new stores, the introduction of new products, expanded manufacturing operations and the translation effect of a weaker U.S. dollar, as well as the inclusion of Little Switzerland's inventories.

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

The Company purchased and retired 200,000 shares of its Common Stock in the open market during the quarter at an average cost of $23.05 per share and has approximately $16 million available for future purchases under its currently authorized plan.

Mr. Kowalski continued, "While external conditions remain uncertain, these first quarter results indicate that Tiffany remains on track with the annual expectations for 2003 we announced in February. Those expectations for full year 2003 include: (1) a low-teens percentage increase in annual net sales, which includes mid-single-digit comparable store sales increases in the U.S. and Japan and assumes 5% growth in retail store square footage; expansion plans for the remainder of 2003 include opening stores in Walnut Creek, California (which opened last week) and Palm Desert, California, as well as a store in the Hong Kong airport and a second store in Sao Paulo, Brazil; (2) a decline of less than 1% in gross margin as incremental infrastructure costs, including for a new distribution center, and the impact from the consolidation of Little Switzerland more than offset benefits from growth in internal manufacturing; (3) a mid-teens percentage increase in SG&A reflecting ongoing store expansion and business development spending as well as higher spending for advertising, depreciation and insurance; (4) a mid-single-digit increase in operating earnings; (5) "other expenses, net" of approximately $15 million; (6) a high-single-digit increase in earnings before income taxes; (7) an effective tax rate of approximately 37% (versus a previous expectation of 38%); (8) a mid-to-high single-digit increase in net earnings, in the range of $1.33 - $1.38 per diluted share. Seasonally, we would expect net earnings growth in all except the third quarter. On a year-over-year comparative basis, pre-tax earnings growth in the third quarter will be limited by increased costs due to the startup and ongoing operation of the Company's new distribution center, and net earnings are expected to decline in comparison to the third quarter of 2002 when results reflected a non-recurring tax benefit. Finally, as certain major projects near completion, our capital expenditure needs are moderating from the levels of recent years, and we expect to spend approximately $150 million in 2003. We will continue to maintain our focus on long-term opportunities that create lasting shareholder value."

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

The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany and www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now or in the future operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.


This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


                                      # # #

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

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                       Three months
                                                                      ended April 30,
                                                         -----------------------------------
                                                                     2003              2002
                                                             -------------     -------------
Net sales                                                 $       395,839    $      347,129

Cost of sales                                                     166,195           140,714
                                                             -------------     -------------

Gross profit                                                      229,644           206,415

Selling, general and administrative expenses                      170,675           147,849
                                                             -------------     -------------

Earnings from operations                                           58,969            58,566

Other expenses,  net                                                2,313             4,052
                                                             -------------     -------------

Earnings before income taxes                                       56,656            54,514

Provision for income taxes                                         20,793            21,805
                                                             -------------     -------------

Net earnings                                              $        35,863    $       32,709
                                                             =============     =============


Net earnings per share:

  Basic                                                   $          0.25    $         0.22
                                                             =============     =============

  Diluted                                                 $          0.24    $         0.22
                                                             =============     =============


Weighted average number of common shares:

  Basic                                                           144,894           145,434
  Diluted                                                         147,438           150,181


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


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)



                                                              April 30,           January 31,             April 30,
                                                                   2003                  2003                  2002
                                                         --------------        --------------        --------------
ASSETS
Current assets:
Cash and cash equivalents                                $      123,449        $      156,197        $      145,265
Accounts receivable, net                                        107,105               113,061               100,982
Inventories, net                                                765,780               732,088               653,082
Deferred income taxes                                            44,836                44,380                45,796
Prepaid expenses and other current assets                        35,451                24,662                32,889
                                                         --------------        --------------        --------------

Total current assets                                          1,076,621             1,070,388               978,014

Property, plant and equipment, net                              688,092               677,630               540,384
Deferred income taxes                                             7,208                 6,595                 5,452
Other assets, net                                               172,045               168,973               147,815
                                                         --------------        --------------        --------------

                                                         $    1,943,966        $    1,923,586        $    1,671,665
                                                         ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                    $       57,346        $       52,552        $       41,975
Current portion of long-term debt                                     -                     -                51,500
Accounts payable and accrued liabilities                        156,829               163,338               142,831
Income taxes payable                                             27,639                41,297                27,743
Merchandise and other customer credits                           42,939                42,720                38,184
                                                         --------------        --------------        --------------

Total current liabilities                                       284,753               299,907               302,233

Long-term debt                                                  298,419               297,107               181,995
Postretirement/employment benefit obligations                    34,345                33,117                31,333
Other long-term liabilities                                      89,211                85,406                73,616
Stockholders' equity                                          1,237,238             1,208,049             1,082,488
                                                         --------------        --------------        --------------

                                                         $    1,943,966        $    1,923,586        $    1,671,665
                                                         ==============        ==============        ==============


Certain reclassifications were made to the prior period's condensed consolidated balance sheet.


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